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                         Transcend Therapeutics, Inc.
                              640 Memorial Drive
                                3rd Floor West
                             Cambridge, MA 02139


December 18, 1996

VIA TELECOPIER AND EDGAR
------------------------

Mr. Robert Osberger
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20459

        Re:     Transcend Therapeutics, Inc.
                Registration Statement on Form S-1
                File No. 333-10599
                -----------------------------------

Dear Mr. Osberger:

        Transcend Therapeutics, Inc. hereby requests that its Registration Statement on Form S-1 (File No. 333-10599) initially filed on August 22, 1996 be withdrawn pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended (the "Act").

        Please contact the undersigned at (617-374-1200) or Susan W. Murley at Hale and Dorr, counsel to the Company (617-526-6832), with any questions.

        Best regards.

                                        Very truly yours,

                                        /s/ B. Nicholas Harvey

                                        B. Nicholas Harvey

cc:     Susan W. Murley